Exhibit 99.1

MOTHERS WORK, INC.

CONTACT:	Edward M. Krell
Chief Operating Officer &
Chief Financial Officer
(215) 873-2220

For Immediate Release

MOTHERS WORK ELECTS ARNAUD AJDLER TO BOARD OF DIRECTORS

Philadelphia, PA, March 11, 2008 — Mothers Work, Inc. (Nasdaq: MWRK), the world’s leading maternity apparel retailer, today announced that Arnaud Ajdler, a Managing Director of Crescendo Partners, has been appointed to the Company’s Board of Directors as well as to the Board’s Compensation Committee. Mr. Ajdler was appointed to the Board at the recommendation of Crescendo Partners, a holder of approximately 11.2% of Mothers Work’s outstanding shares of common stock.  In connection with the election of Mr. Ajdler to the Board, Crescendo Partners and certain of its affiliates have entered into a confidentiality agreement with the Company. Additional information relating to the agreement with Crescendo will be contained in a Form 8-K to be filed by the Company.

Dan Matthias, Chairman and Chief Executive Officer of Mothers Work, Inc., noted, “We are pleased to have Mr. Ajdler on our Board, and we look forward to the positive contributions he will make to our Company.”

Mothers Work is the world’s largest designer and retailer of maternity apparel, using its custom TrendTrackTM merchandise analysis and planning system as well as its quick response replenishment process to “give the customer what she wants, when she wants it.” As of February 29, 2008, Mothers Work operates 1,536 maternity locations, including 766 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, Mimi Maternity®, and Destination Maternity®, and sells on the web through its DestinationMaternity.com and brand-specific websites.  In addition, Mothers Work distributes its Oh Baby by MotherhoodTM collection through a licensed arrangement at Kohl’s® stores throughout the United States and on Kohls.com.

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The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding expected results of operations, liquidity and financial condition and various business initiatives, involve risks and uncertainties, and are subject to change based on various important factors.  The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: our ability to successfully manage our various business initiatives, our ability to successfully manage and retain our leased department and licensed relationships and marketing partnerships, future sales trends in our existing store base, weather, changes in consumer spending patterns, raw material price increases, consumer preferences and overall economic conditions, the impact of competition and pricing, availability of suitable store locations, continued availability of capital and financing, ability to hire and develop senior management and sales associates, ability to develop and source merchandise, ability to receive production from foreign sources on a timely basis, potential stock repurchases, potential debt prepayments, changes in market interest rates, war or acts of terrorism, and other factors set forth in the Company’s periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.